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                                                                     EXHIBIT 4.3

                                    FORM OF

                           CERTIFICATE OF DESIGNATION
                                       OF
                          SERIES B [$____] CUMULATIVE
                                PREFERRED STOCK
                                       OF
                           SCOTSMAN INDUSTRIES, INC.

                        (PURSUANT TO SECTION 151 OF THE
               GENERAL CORPORATION LAW OF THE STATE OF DELAWARE)



          Scotsman Industries, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation:

          RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the "Board of Directors") by the provisions of the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), there hereby is created, out of the 10,000,000 shares of Preferred Stock, par value $1.00 per share, of the Corporation authorized in Article Fourth of the Certificate of Incorporation (the "Preferred Stock"), a series of the Preferred Stock consisting of _______ shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

          Section 1. Designation of Amount. The shares of such series shall be designated as "Series B [$____] Cumulative Preferred Stock" (the "Series B Preferred Stock") and the authorized number of shares constituting such series shall be ___________. Shares of the Series B Preferred Stock shall have a stated value of $11.25 per share.

          Section 2.  Dividends.

                      (a) The holders of shares of the Series B Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally
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available therefor, cumulative cash dividends on the shares of the Series B
Preferred Stock at the rate of [$____] per annum per share, and no more, payable in equal quarterly installments on January 15, April 15, July 15 and October 15 in each year, commencing [July 15, 1994]; provided that accumulated and unpaid dividends for any prior quarterly period may be paid at any time; and provided further that if any such date is a Saturday, Sunday or legal holiday then such dividend shall be payable on the first immediately succeeding calendar day which is not a Saturday, Sunday or legal holiday. For purposes hereof, the term legal holiday shall mean any day on which banking institutions are authorized to close in New York, New York. Such dividends shall be cumulative from the date of original issue of each share of the Series B Preferred Stock, whether or not there shall be funds legally available for the payment of dividends on any quarterly payment date. Each such dividend shall be paid to the holders of record of the shares of the Series B Preferred Stock as they appear on the share register of the Corporation on such record date, not more than 30 days nor less than 10 days preceding the dividend payment date thereof, as shall be fixed by the Board of Directors or a duly authorized committee thereof.

          (b) If dividends are not paid in full, or declared in full and sums set apart for the payment thereof, upon the shares of the Series B Preferred Stock and shares of any other preferred stock ranking on a parity as to dividends with the Series B Preferred Stock, all dividends declared upon shares of the Series B Preferred Stock and of any other preferred stock ranking on a parity as to dividends shall be paid or declared pro rata so that in all cases the amount of dividends paid or declared per share on the Series B Preferred Stock and such other shares of preferred stock shall bear to each other the same ratio that unpaid accumulated dividends per share, including dividends accrued or in arrears, if any, on the shares of the Series B Preferred Stock and such other shares of preferred stock bear to each other. Unless and until full cumulative dividends on the shares of the Series B Preferred Stock in respect of all past quarterly dividend periods have been paid, and the full amount of dividends on the shares of the Series B Preferred Stock in respect of the then current quarterly dividend period shall have been declared in full and sums set aside for the payment thereof, no dividends (other than dividends in shares of the Common Stock (as hereinafter defined) or in shares of any other capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends) shall be paid or declared and set aside for payment or other distribution made upon the Corporation's Common Stock, par value $.10 per share (the "Common Stock"), or any other capital stock of the Corporation ranking junior to or on a parity with the Series B Preferred Stock as to dividends, nor shall any shares of the Common Stock or shares of any other capital stock of the Corporation ranking junior to or on a parity with the Series B Preferred Stock as to dividends be redeemed,

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retired, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by the Corporation or any subsidiary of the Corporation (except by conversion into or exchange for shares of capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends). Holders of shares of the Series B Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or shares of capital stock, in excess of full accrued and cumulative dividends as herein provided. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments on the shares of the Series B Preferred Stock that may be in arrears.

          The terms "accrued dividends," "dividends accrued" and "dividends in arrears," whenever used herein with reference to shares of preferred stock shall be deemed to mean an amount which shall be equal to dividends thereon at the annual dividend rates per share for the respective series from the date or dates on which such dividends commence to accrue to the end of the then current quarterly dividend period for such preferred stock (or, in the case of redemption, to the date of redemption), whether or not earned or declared and whether or not assets for the Corporation are legally available therefor, less the amount of all such dividends paid, or declared in full and sums set aside for the payment thereof, upon such shares of preferred stock.

          (c) Dividends payable on the shares of the Series B Preferred Stock for any period less than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

          Section 3.  Optional Redemption by Corporation.

          (a) Subject to Section 3(e), the shares of the Series B Preferred Stock will be redeemable at the option of the Corporation by resolution of its Board of Directors, in whole or from time to time in part, on and after [May 1], 1999, at a redemption price of $11.25 per share plus all dividends accrued and unpaid on the shares of the Series B Preferred Stock up to the date fixed for redemption (the "Redemption Price"), upon giving notice as provided hereinbelow.

          (b) If less than all of the outstanding shares of the Series B Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined pro rata or by lot or in such other manner and subject to such regulations as the Board of Directors in its sole discretion shall prescribe.

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          (c)  At least 30 days but not more than 60 days prior to the date fixed for the redemption of shares of the Series B Preferred Stock, a written notice shall be mailed to each holder of record of shares of the Series B Preferred Stock to be redeemed in a postage prepaid envelope addressed to such holder at such holder's post office address as shown on the records of the Corporation, notifying such holder of the election of the Corporation to redeem such shares, stating the date fixed for redemption thereof (the "Redemption Date"), specifying the Redemption Price, and calling upon such holder to surrender to the Corporation on the Redemption Date at the place designated in such notice (which shall be in the Borough of Manhattan, The city of New York, State of New York, or the City of Chicago, Illinois) his certificate or certificates representing the number of shares specified in such notice of redemption. On or after the Redemption Date each holder of shares of the Series B Preferred Stock to be redeemed shall present and surrender his certificate or certificates for such shares to the Corporation at the place designated in such notice and against such surrender the Redemption Price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In case less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date (unless default shall be made by the Corporation in payment in full of the Redemption Price), all dividends on the shares of the Series B Preferred Stock designated for redemption in such notice shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the Redemption Price of such shares (including all accrued and unpaid dividends up to the Redemption Date) upon the surrender of certificates representing the same, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Corporation prior to the Redemption Date may deposit the Redemption Price (including all accrued and unpaid dividends up to the Redemption Date) of shares of the Series B Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company (having a capital surplus and undivided profits aggregating not less than $50,000,000) in the Borough of Manhattan, City and State of New York, the City of Chicago, State of Illinois, or in any other city in which the Corporation at the time shall maintain a transfer agency with respect to such shares, with irrevocable instructions and authority to redeem such shares upon surrender of certificates therefor, in which case the aforesaid notice to holders of shares of the Series B Preferred Stock to be redeemed shall state the date of such deposit, shall specify the office of such bank or trust company as the place of payment of the Redemption Price,

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and shall call upon such holders to surrender the certificates representing such shares at such place on or after the date fixed in such redemption notice (which shall not be later than the Redemption Date) against payment of the Redemption Price (including all accrued and unpaid dividends up to the Redemption Date). Any interest accrued on such funds shall be paid to the Corporation from time to time. Any moneys so deposited which shall remain unclaimed by the holders of such shares of the Series B Preferred Stock at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Corporation; thereafter, the holders of shares of the Series B Preferred Stock redeemed on such Redemption Date shall look only to the Corporation for payment of the Redemption Price therefor.

          (d) Shares of the Series B Preferred Stock redeemed, repurchased or retired pursuant to the provisions of this Section 3 shall thereupon be retired and may not be reissued as shares of the Series B Preferred Stock but shall thereafter have the status of authorized but unissued shares of the Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series of the Preferred Stock.

          (e) Notwithstanding the provisions of Section 3(a), in the event that the Corporation shall have failed to declare and pay or set apart for payment in full the dividends accumulated on the outstanding shares of the Series B Preferred Stock for any eight quarterly dividend payment periods, whether or not consecutive, whether or not earned or declared or whether or not any assets of the Corporation are legally available therefor, the Series B Preferred Stock shall not thereafter be redeemable.

          Section 4.  Optional Redemption by Holders.

          (a) Each holder of record of shares of the Series B Preferred Stock shall have the right, at the option of such holder, at any time on or after [May 1], 1999, to require the Corporation, to the extent the Corporation has legally available funds therefor, to redeem all (but not less than all) of the shares of the Series B Preferred Shares held by such holder at the Redemption Price therefor.

          (b) The right to require redemption pursuant to Section 4(a) shall be exercised by such a holder by giving written notice of such exercise by first class mail, postage prepaid, and by surrendering therewith the certificate or certificates representing such shares to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the shares of the Series B Preferred Stock), and thereupon the Redemption Price of such shares shall be paid to or on the order

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of the person whose name appears on such certificate or certificates as the owner thereof.

          (c) After receipt of the notice and certificates as specified above, the Corporation shall redeem such shares of the Series B Preferred Stock on the date (the "Elected Redemption Date") of the dividend payment date for the shares of the Series B Preferred Stock next following the date of the Corporation's receipt of such notice; provided that if the Corporation receives such notice less than 30 days prior to such next following dividend payment date, then the Elected Redemption Date for the shares to be redeemed pursuant to such notice shall be the next succeeding dividend payment date. From and after each Elected Redemption Date (unless default shall be made by the Corporation in payment of the Redemption Price), all dividends on the shares of the Series B Preferred Stock designated for redemption on such Elected Redemption Date shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the Redemption Price of such shares (including all accrued and unpaid dividends up to the Elected Redemption Date), shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation, and such shares shall not be deemed to be outstanding for any purpose whatsoever.

          (d) If the funds of the Corporation legally available for redemption of shares of the Series B Preferred Stock are insufficient to redeem the total number of shares of the Series B Preferred Stock to be redeemed on an Elected Redemption Date pursuant to this Section 4, any funds legally available therefor shall be distributed ratably among the holders of such shares in proportion to the respective amounts that would be payable if such funds were sufficient to redeem such shares in full. The shares of the Series B Preferred Stock not redeemed pursuant to this Section 4(d) shall remain outstanding and entitled to all rights provided herein and a new certificate shall be issued representing the unredeemed shares.

          (e) Shares of the Series B Preferred Stock redeemed, repurchased or retired pursuant to the provisions of this Section 4 shall thereupon be retired and may not be reissued as shares of the Series B Preferred Stock but shall thereafter have the status of authorized but unissued shares of the Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series of the Preferred Stock.

          Section 5. Voting Rights. Except as otherwise provided herein or as required by law, the holders of shares of the Series B Preferred Stock shall be entitled to vote on any matter on which the holders of Common Stock are entitled to vote. Each share of the Series B Preferred Stock held of record on the record date for the determination of stockholders entitled to

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vote on such matter (or, if no such record date is established, on the date such vote is taken) shall entitle the holder thereof to cast a number of votes equal to one-tenth (1/10) of one vote. Except as otherwise expressly provided herein or as required by law, the holders of shares of the Series B Preferred Stock and Common Stock shall vote together (together with any other class or series of preferred stock of the Corporation then entitled to vote on any matter on which the holders of Common Stock are entitled to vote) and not as separate classes.

          Section 6.  Liquidation Rights.

          (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, the holders of shares of the Series B Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its shareholders, in cash, the amount of $11.25 for each share of the Series B Preferred Stock, plus an amount equal to all dividends accrued and unpaid on each such share up to the date fixed for distribution, before any distribution shall be made to the holders of shares of the Common Stock or any other capital stock of the Corporation ranking (as to any such distribution) junior to the Series B Preferred Stock. If upon any liquidation, dissolution or winding up of the Corporation, the assets distributable among the holders of shares of the Series B Preferred Stock and all other classes and series of preferred stock ranking (as to any such distribution) on a parity with the Series B Preferred Stock are insufficient to permit the payment in full to the holders of all such shares of all preferential amounts payable to all such holders, then the entire assets of the Corporation thus distributable shall be distributed ratably among the holders of the shares of the Series B Preferred Stock and such other classes and series of preferred stock ranking (as to any such distribution) on a parity with the Series B Preferred Stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

          (b) For purposes of this Section 6, a distribution of assets in any dissolution, winding up or liquidation shall not include (i) any consolidation or merger of the Corporation with or into any other corporation,
(ii) any dissolution, liquidation, winding up or reorganization of the Corporation immediately followed by reincorporation of another corporation or
(iii) a sale or other disposition of all or substantially all of the Corporation's assets to another corporation; provided, however, that, in each case, effective provision is made in the certificate or incorporation of the resulting and surviving corporation or otherwise for the protection of the rights of the holders of shares of the Series B Preferred Stock.

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          (c)  After the payment of the full preferential amounts
provided for herein to the holders of shares of the Series B Preferred Stock such holders shall be entitled to no other or further participation in the distribution of the assets of the Corporation.

          Section 7.  Limitations.   In addition to any other rights provided
by applicable law, so long as any shares of the Series B Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote, or the written consent as provided by law, of the holders of at least two-thirds of the outstanding shares of the Series B Preferred Stock, voting separately,

                      (a) create, authorize or issue any class or series of preferred stock ranking either as to payment of dividends or distribution of assets upon liquidation prior to the Series B Preferred Stock; or

                      (b) change the preferences, rights or powers with respect to the Series B Preferred Stock so as to affect the Series B Preferred Stock adversely;

but (except as otherwise required by applicable law) nothing herein contained shall require such a vote or consent (i) in connection with any increase in the total number of authorized shares of the Common Stock, or (ii) in connection with the authorization or increase of any class or series of shares ranking, as to dividends and in liquidation, junior to or on a parity with the Series B Preferred Stock; provided, however, that no such vote or written consent of the holders of the shares of the Series B Preferred Stock shall be required if, at or prior to the time when the issuance of any such shares ranking prior to the Series B Preferred Stock is to be made or any such change is to take effect, as the case may be, provision is made for the redemption of all the then outstanding shares of the Series B Preferred Stock.

          Section 8.  No Preemptive Rights.   No holder of shares of the Series
B Preferred Stock will possess any preemptive rights to subscribe for or acquire any unissued shares of capital stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Corporation.

          Section 9. Dividend Received Deduction. For federal income tax purposes, the Corporation shall report distributions on the Series B Preferred Stock as dividends, to the extent of the Corporation's current and accumulated earnings and profits (as determined for federal income tax purposes). In addition, the Corporation covenants not to take any action voluntarily

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which could reasonably be expected to cause dividends on the Series B Preferred
Stock to fail to be eligible for the dividend received deduction pursuant to
Section 244 of the Internal Revenue Code of 1986, as amended from time to time.

                      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by ____________________, its _________________, and attested by ____________________, its _________________ this _____ day of __________, 1994.


                                 SCOTSMAN INDUSTRIES, INC.



                                 By:_________________________




Attested:



By:_________________________

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